Script to Conference Call
Exhibit 99.1
The materials below are a transcript of the conference call held on October 2, 2007, regarding the press release issued on October 2, 2007, by Printronix, Inc. (the “Company”) regarding the merger agreement entered into between the Company and Vector Capital, and are deemed filed pursuant to Rule 14a-12 under the Securities Exchange Act of 1934 in connection with the aforementioned merger agreement.
PRINTRONIX, #11098901
October 2, 2007, 8:30 a.m. PT
Chairperson: George Harwood

Operator	Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Printronix conference call. During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be open for questions. If you have a question, please press the star followed by the one on your touchtone phone. If you’d like to withdraw your question, please press the star followed by the two. If you’re using speaker equipment, please lift the handset before making your selection. This conference is being recorded today, Tuesday, October 2, 2007.

I would now like to turn the conference over to Bob Kleist, President and Chief Executive Officer. Please go ahead, sir.

B. Kleist	Thank you and good morning. This morning Printronix announced a definitive agreement to be acquired by Vector Capital, the San Francisco based private equity firm that specializes in buyouts of established technology businesses.

The following discussion will contain certain forward-looking statements as outlined in today’s press release. Further details will be available in an 8K filing as well as in a proxy statement that will be filed with the SEC in about 2 weeks. This agreement will pay shareholders $16 per share and is subject to several closing conditions as well as approval by holders of a majority of Printronix stock. It represents a premium of approximately 18.3% over the closing price of Printronix shares on October 1, 2007. The closing of this transaction is expected by the end of calendar 2007.

As outlined in the press release today, Robert Kleist will continue as President and CEO along with other members of the executive management team and they are expected to own approximately 9.9% of the company after

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the close of this transaction.

Printronix’s Board of Directors, acting upon the unanimous recommendation of a special committee of independent directors, has approved this agreement and recommends that Printronix shareholders support this transaction. The executive management of Printronix believes that this transaction will deliver outstanding value for our shareholders in today’s market and appreciate that Vector Capital has been able to put together such a transaction in a difficult debt market.

This will better position Printronix for future success in the global printer market where Printronix provides users with mission critical printing solutions for manufacturing, supply chain and back office applications. As a private corporation Printronix will remain committed to maintaining our relationships with the customers, suppliers and channel partners that help us deliver products and support to add users in our global market. Customers can expect continued support and seamless integration of our mission critical printing solutions as they expand their business in a vibrant global economy.

We look forward to working with Vector Capital to pursue new growth opportunities. We believe that their experience with other technology companies makes them a strong partner in this growth.

I’d like to now turn the meeting over to George Harwood, our Chief Financial Officer, who will give you a little more detail on the closing conditions. George?

G. Harwood	Thank you, Bob. As we said in the press release. the transaction’s subject to a number of closing conditions. Of course it needs the approval of shareholders or holders of the majority of the shares in Printronix. The officers and directors of the company who hold over 20% of the company’s shares have agreed to vote in favor of the transaction. Regulatory approvals are required but since Vector has not made any previous investments in our space, we do not anticipate any regulatory issues.

Another condition is the likely completion of Phase I environmental assessments of certain of Printronix’s current manufacturing sites. The company is not aware of any material noncompliance with applicable environmental laws but this was an important condition for Vector Capital and its lender. We are confident enough that we would satisfy this condition that we chose to announce the transaction and complete the Phase I assessment and post the announcement rather than delay the signing and announcement of the transaction.

Another condition is availability of freely available cash. Printronix will need to have freely available cash of at least $18 million which will be used as part

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of the transaction consideration. Freely available cash does not represent all of the company’s cash but rather just the cash that the company could readily transfer into the exchange fund to pay a portion of the merger consideration. The company believes it will be able to satisfy this condition.

The last major closing condition is minimum working capital. Printronix will need to have a minimum amount of working capital at the end of the month prior to the closing date. Since we do not know exactly when the closing will occur, we established different minimum working capital levels for each of the 3 months preceding the month when the transaction will likely close. The company believes that it will be able to satisfy this condition.

Stockholders should not consider the future cash and working capital levels indicated by the closing conditions as projections or expectations of future financial performance. Actual amounts in the merger agreement were arrived at by negotiation and take various adjustments into account.

That’s the end of the comments and we’d like to open the session up for any questions you may have.

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